Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140367584-20
Filing Date and Time 05/20/2014 12:29 PM
Entity Number E0268272010-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Parametric Sound Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 hereby is amended to read in its entirety as follows:

1. Name of corporation: Turtle Beach Corporation

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52%

4. Effective date of filing: (optional) 5/28/14

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

SECRETARY OF STATE
THE GREAT SEAL OF THE STATE OF NEVADA
ALL FOR OUR COUNTRY
STATE OF NEVADA
NEVADA STATE BUSINESS LICENSE
TURTLE BEACH CORPORATION
Nevada Business Identification # NV20101413903
Expiration Date: June 30, 2014
In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
This license shall be considered valid until the expiration date listed above unless suspended or revoked in accordance with Title 7 of Nevada Revised Statutes.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on May 20, 2014
ROSS MILLER
Secretary of State
This document is not transferable and is not issued in lieu of any locally-required business license, permit or registration.
Please Post in a Conspicuous Location
You may verify this Nevada State Business License online at www.nvsos.gov under the Nevada Business Search.